As filed with the Securities and Exchange Commission on April 29, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COMERICA INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	38-1998421

(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1717 Main Street, MC 6404
Dallas, Texas 75201

(Address of principal executive offices) (Zip Code)

COMERICA INCORPORATED 2021 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the Plan)

JOHN D. BUCHANAN
Executive Vice President - Chief Legal Officer
Comerica Incorporated
Comerica Bank
1717 Main Street, MC 6404
Dallas, Texas 75201

(Name and address of agent for service)

(214) 462-6831

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock $5.00 par value	5,000,000 shares	$69.04	$345,200,000	$37,661.32

(1)         Pursuant to Rule 416(a) under the Securities Act of 1933 (the "Securities Act"), this registration statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the above-referenced plan which provide for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)         Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based on the average of the $70.72 (high) and $67.36 (low) sale price of the Registrant's common stock as reported on the New York Stock Exchange on April 23, 2021, which date is within five business days prior to filing this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.                                                INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by Comerica Incorporated (“Comerica” or the “Registrant”) are incorporated in this Registration Statement on Form S-8 (the “Registration Statement”) by reference:

1.    Comerica's Annual Report on Form 10-K for the year ended December 31, 2020;

2.    Comerica's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021;
3.    Comerica's Current Report on Form 8-K filed with the Commission on Comerica's Current Reports on Form 8-K filed with the Commission on April 28, 2021 and April 29, 2021; and
4.    The description of Comerica's Common Stock contained in the Registration Statement on Form S-4/A filed on April 5, 2011 (Commission File Number 333-172211), as amended by Exhibit 4.2 to Comerica's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including any subsequently filed amendments and reports updating such description.
To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.
All documents subsequently filed by Comerica pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all of the securities offered then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

ITEM 4.    DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.                INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the securities has been passed upon by John D. Buchanan, Executive Vice President - Chief Legal Officer, and Corporate Secretary of Comerica. As of April 29, 2021, Mr. Buchanan beneficially owns or has the rights to acquire an aggregate of less than 1% of Comerica’s common stock.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), Comerica’s certificate of incorporation provides that a director of Comerica shall not be personally liable to Comerica or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the DGCL, or (d) for any transaction from which a director derived an improper personal benefit.

In general, Comerica’s bylaws provide that Comerica shall indemnify its directors and officers to the fullest extent permitted by law. As permitted by Section 145(a) of DGCL, Comerica’s bylaws provide that Comerica shall indemnify each of its directors and officers against expenses (including attorney’s fees) incurred in connection with any proceeding (other than an action by or in the right of Comerica) involving such person by reason of having been an officer or director, to the extent such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of Comerica and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. As permitted by Section 145(b) of DGCL, Comerica’s bylaws provide that Comerica shall indemnify each of its officers and directors against expenses (including attorney’s fees) incurred in connection with any action brought by or in the right of Comerica, to the extent such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of Comerica, except that if the director or officer is adjudged to be liable to Comerica, no indemnification shall be made unless and to the extent that the Court of Chancery or any other court shall deem proper, notwithstanding the adjudication of liability.
Unless prohibited by applicable law or regulation, or otherwise required by Section 18(k) of the Federal Deposit Insurance Act, as amended, the determination of whether indemnification of an officer or director is proper under the circumstances (unless ordered by a court) generally shall be made by independent legal counsel chosen by a majority of Comerica’s disinterested directors (even if such disinterested directors constitute less than a quorum) in a written opinion to the board of directors. However, as required by Section 145(c) of DGCL, Comerica must indemnify a director or officer who was successful in defense of any suit. As permitted by Section 145(e) of DGCL, Comerica’s bylaws provide that Comerica may pay expenses incurred by a director or officer in advance, upon receipt of an undertaking that the advance will be repaid if it is ultimately determined that the director or officer is not entitled to indemnity.
As permitted by Section 145(g) of DGCL, Comerica’s bylaws provide that Comerica may purchase insurance on behalf of its directors and officers against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not Comerica would have the power to indemnify such person against such liability under its bylaws. Comerica maintains such insurance.
Comerica has also entered into indemnification agreements with certain of its current and former directors and officers. In addition to the indemnification provisions described above, the indemnification agreements make mandatory the advancement of expenses upon receipt of an undertaking that the advance will be repaid if it is ultimately determined that the party is not entitled to indemnity. The indemnification agreements also provide that, to the extent there must be a determination made as to whether a party is entitled to indemnification, such determination will be made by independent legal counsel selected by a majority of disinterested directors, or, for two years following a change of control, by the party claiming indemnification. Further, the indemnification agreements extend the benefits described above to the party’s spouse.
Pursuant to Section 9.5 of the Plan, no member of Comerica's Board of Directors or its Governance, Compensation and Nominating Committee or any officer or employee acting on their behalf (each, an "Indemnified Person") shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all Indemnified Persons shall, to the extent permitted by law, be fully indemnified and protected by Comerica in respect of any such action, determination, or interpretation.
The foregoing is only a general summary of Comerica’s indemnification agreements and certain aspects of Delaware law and Comerica’s certificate of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Comerica’s indemnification agreements, Section 145 of the DGCL and the certificate of incorporation and the bylaws of Comerica.
ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.                                                EXHIBITS.

Item 601 Regulation S-K Exhibit Reference Number	Description of Document

4.1(a)	Restated Certificate of Incorporation of Comerica Incorporated (filed as Exhibit 3.2 to Registrant's Current Report on Form 8-K dated August 4, 2010, and incorporated herein by reference).

4.1(b)
Certificate of Amendment to Restated Certificate of Incorporation of Comerica Incorporated (filed as Exhibit 3.2 to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and incorporated herein by reference).

4.1(c)
Certificate of Designations of 5.625% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, dated May 26, 2020, of Comerica Incorporated (including the form of 5.625% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A Certificate of Comerica Incorporated attached as Exhibit A thereto) (filed as Exhibit 3.1 to Registrant's Current Report on Form 8-K dated May 26, 2020, and incorporated herein by reference).

4.2	Amended and Restated Bylaws of Comerica Incorporated (filed as Exhibit 3.3 to Registrant’s Current Report on Form 8-K dated November 3, 2020, and incorporated herein by reference).

4.3	Comerica Incorporated 2021 Employee Stock Purchase Plan.*

5.1	Opinion and Consent of John D. Buchanan as to the legality of the securities being registered.*

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of John D. Buchanan, legal counsel (contained in Exhibit 5).*

24	Powers of Attorney (included on the signature pages hereto).*

*  Filed herewith.

ITEM 9.     UNDERTAKINGS.
(a) The undersigned registrant hereby undertakes:
    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 29, 2021.

COMERICA INCORPORATED

By:	/s/ Curtis C. Farmer
Curtis C. Farmer
Chairman, President and Chief Executive Officer

We, the undersigned directors and officers of Comerica Incorporated, do hereby constitute and appoint John D. Buchanan and Nicole V. Gersch, and each of them severally, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of April 29, 2021:

Name	Position

/s/ Curtis C. Farmer	Chairman, President and Chief Executive Officer; Director (Principal Executive Officer)
Curtis C. Farmer

/s/ James J. Herzog	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
James J. Herzog

/s/ Mauricio A. Ortiz	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
Mauricio A. Ortiz

/s/ Michael E. Collins	Director
Michael E. Collins

/s/ Roger A. Cregg	Director
Roger A. Cregg

/s/ T. Kevin DeNicola	Director
T. Kevin DeNicola

/s/ Jacqueline P. Kane	Director
Jacqueline P. Kane

/s/ Richard G. Lindner	Director
Richard G. Lindner

/s/ Barbara R. Smith	Director
Barbara R. Smith

/s/ Robert S. Taubman	Director
Robert S. Taubman

/s/ Reginald M. Turner, Jr.	Director
Reginald M. Turner, Jr.

/s/ Nina G. Vaca	Director
Nina G. Vaca

/s/ Michael G. Van de Ven	Director
Michael G. Van de Ven